EXHIBIT A

JOINT FILING AGREEMENT

The undersigned to this Joint Filing Agreement (“Agreement”) agree to the joint filing on behalf of each of them of the Statement (“Statement”) on Schedule 13D filed on or about the date hereof and any further amendments thereto with respect to beneficial ownership by the undersigned of the shares of common stock, par value $0.001 per share, of Dynacq Healthcare, Inc., a Nevada corporation. This Agreement is being filed on behalf of each of the undersigned in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934. The undersigned further agree that this Agreement shall be included as an Exhibit to such Statement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: September 12, 2012.

By:	/s/ Ella Y. T. C. Chan
Name:	Ella Y. T. C. Chan

Estate of Chiu M. Chan

By:	/s/ Ella Y. T. C. Chan
Name:	Ella Y. T. C. Chan
Title:	Sole executrix of the estate